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                                                                    Exhibit 16.1




Securities and Exchange Commission
Washington, D.C.  20549


April 10, 2000


Ladies and Gentlemen:

We were previously principal accountants for Albany Molecular Research, Inc. and, under the date of February 4, 2000, we reported on the consolidated balance sheets of Albany Molecular Research, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. On April 4, 2000, our appointment as principal accountants was terminated. We have read Albany Molecular Research, Inc.'s statements included under Item 4 of its Form 8-K dated April 4, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with Albany Molecular Research, Inc.'s statements that the change was approved by the board of directors, upon the recommendation of the audit committee.


Very truly yours,


/s/ KPMG LLP